Exhibit 10.1

SCHNITZER STEEL INDUSTRIES, INC.

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(AS AMENDED AND RESTATED

EFFECTIVE JANUARY 25, 2022)

TABLE OF CONTENTS

PAGE

1.	Purpose; Effective Date1
2.	Eligibility1
3.	Deferral Elections1
4.	Accounts2
5.	Payment of Benefits4
6.	Administration6
7.	Claims Procedure6
8.	Amendment and Termination of the Plan7
9.	Miscellaneous8

-i-

SCHNITZER STEEL INDUSTRIES, INC.

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(AS AMENDED AND RESTATED

EFFECTIVE JANUARY 25, 2022)

1.Purpose; Effective Date.  The Board of Directors (the “Board”) of Schnitzer Steel Industries, Inc. (the “Company”) adopts this Deferred Compensation Plan for Non-Employee Directors, as amended and restated effective January 25, 2022 (the “Plan”) for the purpose of providing an unfunded nonqualified deferred compensation plan for non-employee directors.  The Plan was originally effective as of August 31, 2006 for initial deferral elections submitted at any time after August 1, 2006.

2.Eligibility.  Persons eligible to defer compensation under the Plan shall consist of non-employee directors of the Company (“Directors”).

3.Deferral Elections.  A Director may elect to defer compensation under the Plan by submitting a “Participation Agreement” to the Company on a form specified by the Company no later than the applicable deferral deadline.  Any Director who has submitted a Participation Agreement or who has vested deferred stock units (“DSUs”) granted under the 1993 Stock Incentive Plan (or any successor plan thereto) that have been credited under the Plan is hereafter referred to as a “Participant.”  A Participation Agreement submitted by a Participant shall automatically continue from year to year and shall be irrevocable with respect to compensation once the deferral deadline for that compensation has passed, but the Participant may modify or terminate a Participation Agreement for compensation to be earned in any future year by submitting a revised Participation Agreement or otherwise giving written notice to the Company at any time on or prior to the deferral deadline for that compensation.

(a)Elections by Continuing Directors.

(i)Fees.  A Director may elect to defer receipt of all or any portion of the annual retainer, meeting fees and any other cash fees payable for service as a director (“Fees”).  The deferral deadline for an election to defer Fees for services performed in any calendar year shall be the last day of the prior calendar year.

(ii)Deferred Stock Units.  When DSUs become vested, the number of shares of the Company’s Class A Common Stock (“Common Stock”) subject to the DSU (“DSU Shares”) shall be credited to the Director’s Account under the Plan pursuant to Section 4(b).  A Director may elect to receive all or any portion of any DSU Shares in installments as provided in this Plan rather than in a lump sum following termination of Board service as provided in the DSU award agreement.  Except as provided in Section 5(f), the deferral deadline for such an election with respect to DSU Shares awarded in exchange for services performed in any calendar year shall be the last day of the prior calendar year.

(b)New Directors.  A person who first becomes a Director during a calendar year may elect to defer any of the types of compensation referred to in paragraph (a) above that is payable solely for services performed during the remainder of the calendar year after submission of the Participation Agreement, subject to all of the provisions of paragraph (a), except that the election shall be made prior to the date the person becomes a Director.

4.Accounts.

(a)Accounts.  The Company shall establish on its books one or two separate accounts (individually, an “Account” and collectively, the “Accounts”) for each Participant:  a Stock Account, which shall be denominated in shares of Common Stock, including fractional shares, and a Cash Account, which shall be denominated in U.S. dollars.

(b)Allocation of Deferrals Among Accounts; Transfers Among Accounts.  DSU Shares shall be credited solely to the Stock Account.  Fees deferred by a Director shall be credited to the Stock Account or the Cash Account as elected by the Director at the time the Director elects to defer Fees.  An election between the Stock Account and the Cash Account shall be irrevocable as to the deferred Fees covered by the election.  The credit for Fees shall be entered on the Company’s books of account at the time that Fees are paid to other Directors who do not elect to defer the payment of such Fees.  The credit for DSU Shares shall be entered on the Company’s books of account as of the date the DSU Shares become vested.  Subject to such rules and conditions as may be approved by the Committee, Participants may elect to transfer amounts previously credited to the Cash Account to the Stock Account.  No transfers may be made out of a Stock Account unless otherwise permitted under Section 4(f)(iv).

(c)Valuation of Stock; Dividend Credits.  With respect to each amount of Fees deferred to a Director’s Stock Account, the Stock Account shall be credited with a number of shares (including fractional shares) equal to the deferred Fees divided by the closing market price of the Common Stock on the day the deferred Fees would have been paid if not for the deferral.  As of each date for payment of dividends on the Common Stock, each Stock Account shall be credited with an additional number of shares (including fractional shares) equal to the total amount of dividends that would have been paid on the number of shares recorded as the balance of that Account as of the record date for such dividend divided by the closing market price for the Common Stock on such dividend payment date.

(d)Cash Account Interest.  Interest shall be credited to the Cash Account of each Participant as of the last day of each calendar quarter.  The rate of interest to be applied at the end of each calendar quarter shall be the average interest rate paid by the Company on borrowings under the Company’s senior revolving credit agreement (or if there are no borrowings in a quarter, at the prime rate) plus 2%.  Interest shall be calculated for each calendar quarter based upon the average daily balance of the Participant’s Cash Account during the quarter.

(e)Statement of Account.  At the end of each calendar quarter, a report shall be issued by the Company to each Participant setting forth the balances of the Participant’s Accounts under the Plan.

(f)Effect of Corporate Transaction on Stock Accounts.  At the time of consummation of a Corporate Transaction (as defined below), if any, the amount credited to a Participant’s Stock Account shall be converted into a credit for cash or common stock of the acquiring company (“Acquiror Stock”) based on the consideration received by shareholders of the Company in the Corporate Transaction, as follows:

(i)Stock Transaction.  If holders of Common Stock receive Acquiror Stock in the Corporate Transaction, then (1) the amount credited to each Participant’s Stock Account shall be converted into a credit for the number of shares of Acquiror Stock that the Participant would have received as a result of the Corporate Transaction if the Participant had actually held the Common Stock credited to his or her Stock Account immediately prior to the consummation of the Corporate Transaction, and (2) Stock Accounts will thereafter be denominated in shares of Acquiror Stock and ongoing deferral and crediting of Fees and DSU Shares, if any, shall continue to be made into the Stock Accounts as so denominated in accordance with the terms of the DSUs and outstanding deferral elections.

(ii)Cash or Other Property Transaction.  If holders of Common Stock receive cash or other property in the Corporate Transaction, then (1) the amount credited to a Participant’s Stock Account shall be transferred to the Participant’s Cash Account and converted into a cash credit for the amount of cash or the value of the property that the Participant would have received as a result of the Corporate Transaction if the Participant had actually held the Common Stock credited to his or her Stock Account immediately prior to the consummation of the Corporate Transaction, and (2) Stock Accounts shall no longer exist under the Plan and all ongoing deferrals, if any, shall thereafter be made into Cash Accounts.

(iii)Combination Transaction.  If holders of Common Stock receive Acquiror Stock and cash or other property in the Corporate Transaction, then (1) the amount credited to each Participant’s Stock Account shall be converted in part into a credit for Acquiror Stock under Section 4(f)(i) and in part into a credit for cash under Section 4(f)(ii) in the same proportion as such consideration is received by shareholders, and (2) ongoing deferral and crediting of Fees and DSU Shares, if any, shall continue to be made into the Stock Accounts as provided in Section 4(f)(i) in accordance with the terms of the DSUs and outstanding deferral elections.

(iv)Election Following Stock Transaction.  For a period of 12 months following the consummation of any Corporate Transaction which results in Participants having Stock Accounts denominated in Acquiror Stock, each Participant shall have a one-time right to elect to transfer the entire amount in the Participant’s Stock Account into the Participant’s Cash Account.  Such election shall be made by written notice to the Company and shall be effective on the date received by the Company.  If such an election is made, the amount of cash to be credited to the Participant’s Cash Account shall be determined by multiplying the number of shares of Acquiror Stock in the Participant’s Stock Account by the closing market price of the Acquiror Stock reported for the effective date of the election or, if such day is not a trading day, the next trading day.

(v)For purposes of this Plan, a “Corporate Transaction” shall mean any of the following:

(1)any consolidation, merger or plan of share exchange involving the Company (a “Merger”) pursuant to which shares of Common Stock would be converted into cash, securities or other property; or

(2)any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company.

5.Payment of Benefits.

(a)Plan Benefits.  The Company shall pay Plan benefits to each Participant equal to the Participant’s Accounts.  Each Participation Agreement shall include an election by the Participant as to the term of benefit payments with respect to amounts deferred under the Participation Agreement.  Except as otherwise provided in this Section 5, such elections shall be irrevocable with respect to compensation once the deferral deadline for that compensation has passed.  Participants may make different payment elections with respect to subsequent deferrals of compensation, but no Participant may at any time have compensation deferred under the Plan payable under more than two different payment elections.

(b)Commencement of Payments.  Benefits shall commence (i) in January of the year following the year in which service as a Director of the Company ceases, in the case of Accounts related to fees and DSU Shares earned prior to 2023, and (ii) on the last business day of the month that is six months following the month in which service as a Director of the Company ceases, in the case of Accounts related to fees and DSU Shares earned in 2023 and subsequent years.  If a Director has not filed a deferral election with respect to DSU Shares, all amounts representing the DSU Shares shall be paid to the Director in a lump sum (i) in January of the year following the year in which service as a director ceases, in the case of Accounts related to DSU Shares earned prior to 2023, and (ii) on the last business day of the month that is six months following the month in which service as a Director of the Company ceases, in the case of Accounts related to DSU Shares earned in 2023 and subsequent years.

(c)Term of Payments.  Participants may elect in their Participation Agreements to have benefits from their Accounts paid in (i) up to 15 annual installments, (ii) a single lump sum payment, or (iii) a combination of a partial lump sum payment (expressed as a percentage) and the remainder in up to 15 annual installments.

(d)Form of Payments.  Benefits payable to a Participant from a Stock Account shall be paid as a distribution of Common Stock plus cash for fractional shares.  Benefits payable to a Participant from a Cash Account shall be paid in cash.

(e)Payment Timing and Valuation.  All lump sum payments or installment payments due under the Plan in any year shall be paid (i) on a date in January determined by the Company, in the case of Accounts related to fees and DSU Shares earned prior to 2023, and (ii) on the last business day of the month in which such payment is due under the Plan and applicable Participation Agreement, in the case of Accounts related to fees and DSU Shares earned in 2023 and subsequent years.  All payments shall be based on Account balances as of the close of business on the last trading day of (i) the immediately preceding year, in the case of payments related to fees and DSU Shares earned prior to 2023, and (ii) the immediately preceding month, in the case of payments related to fees and DSU Shares earned in 2023 and subsequent years.  Each partial lump sum payment and installment payment to a Participant shall be paid in the same proportion from each of the Accounts of the Participant subject to the applicable payment election.  The amount of each installment payment from each Account shall be determined by dividing the Account balance by the number of remaining installments, including the current installment to be paid.

(f)Modification of Payment Elections.  After a Participant’s election under Section 5(c) regarding the term of any benefit payments has otherwise become irrevocable or after the deferral deadline for a deferral election under Section 3 with respect to DSU Shares has passed, the Participant may elect to change such term of payments (including a change from lump sum payment with respect to DSU Shares), provided (1) no such change shall be effective unless the change election is made in writing delivered to the Company no later than 12 months preceding the earliest date on which payment of such benefits would otherwise have commenced and (2) the change election must include an election to defer commencement of payment of benefits for a period of not less than five (5) years from the year in which payment of such benefits would otherwise have commenced; provided, however, that all payments under any such change election must be completed by the fifteenth year following the year in which service as a Director ceases.

(g)Designation of Beneficiaries; Death.

(i)Each Participant shall have the right, at any time, to designate any person or persons as the Participant’s beneficiary or beneficiaries (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of the Participant’s death prior to complete distribution of the benefits due under the Plan.  If greater than fifty percent (50%) of the benefit is designated to a beneficiary other than the Participant’s spouse, such beneficiary designation shall be consented to by the Participant’s spouse.  Each beneficiary designation shall be in written form prescribed by the Company and will be effective only if filed with the Company during the Participant’s lifetime.  Such designation may be changed by the Participant at any time without the consent of a beneficiary, subject to the spousal consent requirement above.  If no designated beneficiary survives the Participant, the balance of the Participant’s benefits shall be paid to the Participant’s surviving spouse or, if no spouse survives, to the Participant’s estate.

(ii)Upon the death of a Participant, any benefits payable to a surviving spouse as beneficiary shall be paid in accordance with the payment elections for such benefits that would have applied if the Participant had not died, and any benefits payable to any other beneficiary (including a secondary beneficiary following the death of a surviving spouse) shall be paid in a single lump sum payment (i) in January of the year following death, in the case of Accounts related to fees and DSU Shares earned prior to 2023, and (ii) in the month that is six months following death, in the case of Accounts related to fees and DSU Shares earned in 2023 and subsequent years.

(h)Unforeseeable Emergency.  Notwithstanding the foregoing provisions of this Section 5, an accelerated payment from a Participant’s Accounts may be made to the Participant (or to the Participant’s beneficiary following the Participant’s death) in the sole discretion of the Committee based upon a finding that the Participant (or the Participant’s beneficiary following the Participant’s death) has suffered an Unforeseeable Emergency.  For this purpose, “Unforeseeable Emergency” means a severe financial hardship to the Participant (or the Participant’s beneficiary following the Participant’s death) resulting from a sudden and unexpected illness or accident of the Participant (or the Participant’s beneficiary following the Participant’s death) or a dependent of the Participant (or the Participant’s beneficiary following the Participant’s death), loss of the Participant’s (or the Participant’s beneficiary following the Participant’s death) property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (or the Participant’s beneficiary following the Participant’s death).  Unforeseeable Emergency shall be determined by the Committee on the basis of information supplied by the Participant (or the Participant’s beneficiary following the Participant’s death) in accordance with uniform guidelines promulgated from time to time by the Committee.  The amount of any accelerated payment under this Section 5(h) shall be limited to the amount reasonably necessary to meet the Participant’s (or the beneficiary’s following the Participant’s death) needs resulting from the Unforeseeable Emergency, after taking into account insurance and other potential sources of funds to meet such needs, plus the amount reasonably necessary to cover income and withholding taxes on the accelerated payment.  Any such accelerated payment shall be paid as promptly as practicable following approval by the Committee and shall be paid pro-rata from the Participant’s Accounts based on the account balances as of the close of business on the day prior to the payment date.

(i)Payment to Guardian.  If a benefit under the Plan is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or person responsible for the care and custody of such minor, incompetent or person.  The Committee may require proof of incompetence, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit.  Such distribution shall completely discharge the Committee and the Company from all liability with respect to such benefit.

(j)Withholding; Payroll Taxes.  The Company shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal, state or local law.

6.Administration.

(a)Committee Duties.  This Plan shall be administered by the Compensation Committee of the Board (the “Committee”).  The Committee shall have responsibility for the general administration of the Plan and for carrying out its intent and provisions.  The Committee shall interpret the Plan and have such powers and duties as may be necessary to discharge its responsibilities.  The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

(b)Binding Effect of Decisions.  The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

7.Claims Procedure.

(a)Claim.  Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.

(b)Denial of Claim.  If the claim or request is denied, the written notice of denial shall state:

(i)The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(ii)A description of any additional material or information required and an explanation of why it is necessary; and

(iii)An explanation of the Plan’s claim review procedure.

(c)Review of Claim.  Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee.  The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing.  On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

(d)Final Decision.  The decision on review shall normally be made within sixty (60) days.  If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days.  The decision shall be in writing and shall state the reasons and the relevant Plan provisions.  All decisions on review shall be final and bind all parties concerned.

8.Amendment and Termination of the Plan.

(a)Amendment.  The Board may at any time amend the Plan in whole or in part; provided, however, that no amendment shall affect the terms of any previously deferred amounts or the terms of any irrevocable Participation Agreement of any Participant.

(b)Termination.  The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Company.

(i)Partial Termination.  The Board may partially terminate the Plan by instructing the Committee not to accept any additional Participation Agreements and terminating all existing Participation Agreements to the extent such Participation Agreements have not yet become irrevocable.  In the event of such a partial termination, the Plan shall continue to operate and be effective with regard to all compensation deferred prior to the effective date of such partial termination.

(ii)Complete Termination.  The Board may completely terminate the Plan as provided in this Section 8(b)(ii).  In connection with any complete termination, the

Company shall take all actions necessary so that Participants do not incur any taxes under Section 409A of the Internal Revenue Code.

(1)In the event the Board causes a complete termination of the Plan (other than in connection with a Change in Control Event as provided in Section 8(b)(ii)(2)), the Plan shall continue to operate as in a partial termination except as provided in this Section 8(b)(ii)(1).  For a period selected by the Board of at least twelve (12) months from the date the Board takes action to terminate the Plan, the Plan shall continue to pay benefits otherwise payable under the terms of the Plan absent termination of the Plan.  On a date selected by the Board that is more than twelve (12) months from the date the Board took action to terminate the Plan, the Plan shall cease to operate, the Company shall determine the balance of each Participant’s Accounts as of the close of business on such date and the Company shall pay out such Account balances to the Participants in a single lump sum payment as soon as practicable after such date, but in no event shall such distribution be made later than 24 months after the date the Board took action to terminate the Plan.

(2)The Board may completely terminate the Plan at any time during the thirty (30) days preceding or the twelve (12) months following a Change in Control Event (as defined in the proposed regulations under Section 409A of the Internal Revenue Code in effect as of the effective date of the Plan or in any revised or final regulations adopted after the effective date of the Plan).  In that event, on the effective date of the complete termination, the Plan shall cease to operate, the Company shall determine the balance of each participant’s Accounts as of the close of business on such effective date, and the Company shall pay out such Account balance to the Participants in a single lump sum payment as soon as practicable after such effective date and in no event later than twelve (12) months after such effective date.

9.Miscellaneous.

(a)Unsecured General Creditor.  The Accounts shall be established solely for the purpose of measuring the amounts owed to a Participants or beneficiaries under the Plan.  Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims or interests in any mutual funds, other investment products or the proceeds therefrom owned or which may be acquired by the Company.  Except as may be provided in Section 9(b), such mutual funds, other investment products or other assets of the Company shall not be held under any trust for the benefit of the Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan.  Any and all of the Company’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Company.  The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future, and the rights of Participants and beneficiaries shall be no greater than those of unsecured general creditors of the Company.

(b)Trust Fund.  The Company shall be responsible for the payment of all benefits provided under the Plan.  The Company may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits, but the Company shall have no obligation to contribute to such trusts except as specifically provided in the applicable trust documents.  Such trust or trusts shall be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors.  To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

(c)Non-assignability.  Neither a Participant nor any other person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be non-assignable and nontransferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

(d)Governing Law.  The provisions of this Plan shall be construed and interpreted according to the laws of the State of Oregon, except as preempted by federal law.

(e)Validity.  In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provisions had never been inserted herein.

(f)Notice.  Any notice or filing required or permitted to be given to the Company or the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Secretary of the Company.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

(g)Successors.  The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

The foregoing Plan was approved by the Board of Directors of Schnitzer Steel Industries, Inc. on January 25, 2022.

SCHNITZER STEEL INDUSTRIES, INC.

By:  /s/ Peter B. Saba

Name: Peter B. Saba

Title:  Senior Vice President & Corporate Secretary

-10-